Consent of Independent Registered Public Accounting Firm

The Board of Directors

Prudential Global Total Return Fund, Inc.:

We consent to the use of our report, dated December 18, 2018, with respect to the financial statements and financial highlights of PGIM Global Total Return Fund (formerly Prudential Global Total Return Fund), a series of Prudential Global Total Return Fund, Inc., as of October 31, 2018, and for the respective years or periods presented therein, incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

New York, New York

December 21, 2018